Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS  39121

601-445-5576
601-445-2488  Fax

http://www.bkbank.com
corporate@bkbank.com

FOR IMMEDIATE RELEASE:           FOR MORE INFORMATION:
---------------------            ---------------------
April 19, 2000                   W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)         Bazile R. Lanneau, Jr., Vice President & CFO



      BRITTON & KOONTZ CAPITAL CORP. REPORTS FIRST QUARTER 2000 EARNINGS


         Natchez, Mississippi-- Britton & Koontz Capital Corporation's board of directors today announced results for the quarter ended March 31, 2000. Net Income and earnings per share totaled $602 thousand and $.34 per share compared to $568 thousand and $.32 per share for the period ended March 31, 1999. Fee income from mortgage originations and sales of mortgage loans rose 57% over the first quarter of 1999, reflecting recent expansion of the bank's lending presence to Vicksburg, Mississippi and Baton Rouge, Louisiana. Net interest income increased $271 thousand on the strength of a 17% growth in average loans while net interest margin remained stable at 4.41%.

         Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez, one full service office in Vicksburg and a loan production office in Baton Rouge. As of March 31, 2000, the Company reported assets of $219.2 million and equity of $20.6 million. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding amounted to 1,759,064.

                            Britton and Koontz Capital Corporation
                                     Financial Highlights
                    (Unaudited-Amounts in thousands, except per share data)





                                                                          For the Three Months
                                                                             Ended March 31,

                                                                 ----------------------------------------

                                                                            2000                    1999
                                                                 ----------------------------------------

Interest income                                                           $4,074                  $3,333
Interest expense                                                          (1,853)                 (1,383)
                                                                 ----------------         ---------------
Net interest income                                                        2,221                   1,950
Provision for loan losses                                                    (70)                    (45)
                                                                 ----------------         ---------------
Net interest income after
 provision for loan losses                                                 2,151                   1,905
Non-interest income                                                          512                     430
Non-interest expense                                                      (1,745)                 (1,458)
                                                                 ----------------         ---------------
Income before income taxes                                                   918                     877
Income taxes                                                                (316)                   (309)
                                                                 ----------------         ---------------
Net income                                                                  $602                    $568
                                                                 ================         ===============

Basic:

Net income per share                                                       $0.34                   $0.32
                                                                 ================         ===============

Weighted average shares outstanding                                    1,763,866               1,767,064
                                                                 ================         ===============










                                                                    March 31,              December 31,              March 31,
                                                                      2000                     1999                    1999
                                                                 ----------------         ---------------         ----------------

Total assets                                                            $219,241                $208,854                 $182,148
Cash and due from banks                                                    6,137                   5,587                    5,076
Investment securities                                                     57,161                  52,766                   45,149
Net loans                                                                143,498                 139,141                  121,607
Deposits-interest bearing                                                156,778                 140,745                  133,985
Deposits-non interest bearing                                             25,818                  25,549                   22,824
Short term borrowed funds                                                 12,750                  19,332                    2,166
Stockholders' equity                                                      20,597                  20,152                   19,746
Book value (per share)                                                    $11.71                  $11.40                   $11.17

